Exhibit 99.1

News Release

November 14, 2016

Sysorex Announces intent to Purchase

Certain Assets of Integrio Technologies, LLC

Accretive Acquisition Expected to Expand Sysorex’ Customer Base

PALO ALTO, Calif. – Sysorex (NASDAQ: SYRX), a developer of high performance analytics software and solutions, today announced it has signed a definitive Asset Purchase Agreement to acquire certain assets of Integrio Technologies Inc. (Integrio). The total purchase price for the assets will consist of $1.8 million in cash, 530,000 shares of Sysorex common stock, the assumption by Sysorex of approximately $3 million in net liabilities and up to $1.2 million in earn-out payments to be paid over three years. The completion of the asset purchase is subject to customary closing conditions.

Integrio, an SBA-designated small business headquartered in Herndon, VA, is an IT integration and engineering company with approximately 40 employees and a 20 plus year track record of providing cutting-edge solutions for network performance, secure wireless infrastructure, software application lifecycle support, and physical cyber security, supporting the missions of federal, state and local government agencies.

“We believe that the purchase of Integrio’s federal government contracts including FBI ITAP; Bureau of Prisons; U.S. Army ADMC2; Department of Justice ITSS; and others will enhance Sysorex’s Storage and Computing and Professional Services business segment offerings for key government customers,” explained Sysorex CEO, Nadir Ali. “We believe it also provides additional opportunities for Sysorex to sell its AirPatrol and LightMiner products to Integrio’s customer base.”

“We are very pleased to welcome the Integrio Team to Sysorex and expect it will become a significant addition to our Professional Services and Government VAR business segments,” continued Mr. Ali. “We expect that the addition of Integrio’s revenue, contracts and customers will enable Sysorex to significantly expand our presence in the government sector. As represented by Integrio, it has generated more than $40 million per year in revenue over the past two years. As I said in the past, with the overall slowdown in the commercial VAR business segment, we have begun shifting our focus to bid more aggressively on government contracts like SEWP/CIO-CS and this acquisition allows us to balance our mix of public and private sector customers with a broader capability in an area of our business that continues to show measured growth.”

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2479 E. Bayshore Road, Suite 195 · Palo Alto, CA 94303 · +1 408 702 2167 · www.sysorex.com

About Sysorex
Sysorex develops the systems and solutions that power the data-driven enterprise. With an innovative approach to big data, analytics and the Internet of Things (IoT), we blend virtual data from software and networks with the huge volume of physical data generated by mobile devices and Internet-connected things to open new worlds of insight. Our unique solutions are helping organizations worldwide improve decision making, increase productivity, and fuel the discoveries of tomorrow. Headquartered in Palo Alto, California, we have regional offices in North America, South America, Europe and the Middle East. Visit www.sysorex.com, follow us @SysorexGlobal and Link up on LinkedIn.

Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward-looking statements include the statement that the addition of Integrio’s revenue, contracts and customers will enable Sysorex to significantly expand its presence in the government sector and that the acquisition will provide additional opportunities for Sysorex to sell its AirPatrol and LightMiner products to Integrio’s customer base. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of the control of Sysorex and its subsidiaries, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and employees, the company’s ability to obtain financing, competition, general economic conditions and other factors that are detailed in the company’s periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements.

Contacts

Sysorex Investor Relations:
CorProminence LLC
Scott Arnold, +1 (516) 222-2560
Managing Director
www.corprominence.com

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